Exhibit 99.4

FOR IMMEDIATE RELEASE

AMC Entertainment Inc. Proposed

$325 Million Senior Subordinated Notes Offering

Kansas City, Missouri – January 10, 2006 – AMC Entertainment Inc. today announced that it intends to offer, subject to market and other conditions, $325.0 million of senior subordinated notes in a private placement.  The expected net proceeds of the offering will be used to purchase the notes tendered in the tender offer launched by Loews Cineplex Entertainment Corporation on December 21, 2005.

The notes being sold by AMC Entertainment Inc. will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This news release is neither an offer to sell, nor a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About AMC Entertainment Inc.:

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC theatres, the company operates approximately 225 theatres with 3,511 screens in the United States, Canada, France, Portugal, Spain and the United Kingdom. The company, headquartered in Kansas City, Mo., has a Web site at www.amctheatres.com.

Media Contacts:

Melanie Bell, AMC Entertainment Inc.

(816) 480-2560

mbell@amctheatres.com